Exhibit 99.1

CION INVESTMENT CORPORATION REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

Increases Quarterly Distribution by $0.03 per Share to $0.31 per Share

For Immediate Release

NEW YORK, August 11, 2022 — CION Investment Corporation (NYSE: CION) (“CION” or the “Company”) today reported financial results for the second quarter ended June 30, 2022 and filed its Form 10-Q with the U.S. Securities and Exchange Commission.

CION also announced that, on August 9, 2022, its co-chief executive officers declared a third quarter 2022 regular distribution of $0.31 per share payable on September 8, 2022 to shareholders of record as of September 1, 2022, which is an increase of $0.03 per share, or 10.7%, from the $0.28 per share regular distribution paid for the second quarter 2022.

SECOND QUARTER AND OTHER HIGHLIGHTS

•	Net investment income and earnings per share for the quarter ended June 30, 2022 were $0.34 per share and $(0.02) per share, respectively;

•	Net asset value per share was $15.89 as of June 30, 2022 compared to $16.20 as of March 31, 2022. The decrease was primarily due to mark-to-market adjustments caused by wider credit spreads and price declines on our portfolio during the quarter;

•	As of June 30, 2022, the Company had $947.5 million of total principal amount of debt outstanding, of which 78% was comprised of senior secured bank debt and 22% was comprised of unsecured debt. The Company’s debt-to-equity ratio was 1.05x as of June 30, 2022 compared to 0.95x as of March 31, 2022;

•	As of June 30, 2022, the Company had total investments at fair value of $1,791 million in 121 portfolio companies across 22 industries. The investment portfolio was comprised of 94.2% senior secured loans, including 92.7% in first lien investments;[1]

•	During the quarter, the Company had new investment commitments of $184 million, funded new investment commitments of $165 million, funded previously unfunded commitments of $8 million, and had sales and repayments totaling $110 million, resulting in a net funded portfolio change of $63 million;

•	As of June 30, 2022, investments on non-accrual status amounted to 1.5% and 3.6% of the total investment portfolio at fair value and amortized cost, respectively;

•	On April 27, 2022, the Company entered into a 5-year floating rate unsecured term loan agreement with More Provident Funds and Pension Ltd. under which the Company borrowed $50 million; and

•	On June 24, 2022, the Company’s board of directors, including the independent directors, increased the amount of shares of the Company’s common stock that may be repurchased under the Company’s share repurchase policy by $10 million to up to an aggregate of $60 million.

DISTRIBUTIONS

•	For the quarter ended June 30, 2022, the Company paid a regular quarterly distribution totaling $15.9 million, or $0.28 per share.

“The improved second quarter financial and portfolio performance is a result of our prudent, long-term investment strategy which we continued to implement even during these volatile market conditions. We remained focused on the expansion and diversification of our portfolio with solid companies across many industries while seeking to capitalize on new opportunities. As a result, during the quarter we increased our portfolio by $63 million in net funded investments. We believe we are well positioned to provide strong returns to our shareholders. Our stock trades at a significant discount to our net asset value per share of $15.89 at quarter end, which is one of the reasons why our Board recently approved the increase of the total amount to be repurchased under our existing share repurchase policy by $10 million to a total of $60 million. Share repurchases under this policy will be accretive to our net investment income per share, thus provide higher returns to our current shareholders,” said Michael A. Reisner, co-Chief Executive Officer of CION.

SELECTED FINANCIAL HIGHLIGHTS

	As of
(in thousands, except per share data)	June 30, 2022		March 31, 2022
Investment portfolio, at fair value[1]	$1,791,107		$1,739,534
Total debt outstanding[2]	$947,500		$875,000
Net assets	$905,238		$922,453
Net asset value per share	$15.89		$16.20
Debt-to-equity	1.05	x	0.95	x

	Three Months Ended
(in thousands, except share and per share data)	June 30, 2022	March 31, 2022
Total investment income	$43,552	$41,683
Total operating expenses and income tax expense	$24,264	$22,200
Net investment income after taxes	$19,288	$19,483
Net realized gains (losses)	$180	$(69)
Net unrealized losses	$(20,734)	$(11,525)
Net (decrease) increase in net assets resulting from operations	$(1,266)	$7,889

Net investment income per share	$0.34	$0.34
Net realized and unrealized losses per share	$(0.36)	$(0.20)
Earnings per share	$(0.02)	$0.14

Weighted average shares outstanding	56,958,440	56,958,440
Distributions declared per share	$0.28	$0.28

Total investment income for the three months ended June 30, 2022 and March 31, 2022 was $43.6 million and $41.7 million, respectively. The increase in investment income was primarily driven by an increase in non-recurring fee revenue during the three months ended June 30, 2022 compared to the three months ended March 31, 2022.

Operating expenses for the three months ended June 30, 2022 and March 31, 2022 were $24.3 million and $22.2 million, respectively. The increase in operating expenses was primarily driven by an increase in interest expense under the Company's financing arrangements due to higher LIBOR and SOFR rates as well as higher average borrowings during the quarter ended June 30, 2022 compared to the quarter ended March 31, 2022.

PORTFOLIO AND INVESTMENT ACTIVITY1

A summary of the Company's investment activity for the three months ended June 30, 2022 is as follows:

	New Investment Commitments		Sales and Repayments
Investment Type	$ in Thousands	% of Total	$ in Thousands	% of Total
Senior secured first lien debt	$181,175	98%	$93,195	85%
Senior secured second lien debt	1,836	1%	15,000	14%
Collateralized securities and structured products - equity	—	—	854	1%
Equity	1,009	1%	504	—
Total	$184,020	100%	$109,553	100%

During the three months ended June 30, 2022, new investment commitments were made across 10 new portfolio companies and 9 existing portfolio companies. Sales and repayments were primarily driven by the full sale or repayment of investments in 4 portfolio companies. As a result, the number of portfolio companies increased from 115 as of March 31, 2022 to 121 as of June 30, 2022.

PORTFOLIO SUMMARY1

As of June 30, 2022, the Company’s investments consisted of the following:

	Investments at Fair Value
Investment Type	$ in Thousands	% of Total
Senior secured first lien debt	$1,660,828	92.7%
Senior secured second lien debt	27,086	1.5%
Collateralized securities and structured products - equity	1,602	0.1%
Unsecured debt	27,994	1.6%
Equity	73,597	4.1%
Total	$1,791,107	100.0%

The following table presents certain selected information regarding the Company’s investments:

	As of
	June 30, 2022		March 31, 2022
Number of portfolio companies	121		115
Percentage of performing loans bearing a floating rate[3]	89.2%		90.1%
Percentage of performing loans bearing a fixed rate[3]	10.8%		9.9%
Yield on debt and other income producing investments at amortized cost[4]	9.14%		8.90%
Yield on performing loans at amortized cost[4]	9.51%		9.12%
Yield on total investments at amortized cost	8.90%		8.64%
Weighted average leverage (net debt/EBITDA)[5]	4.67	x	4.74	x
Weighted average interest coverage[5]	3.29	x	3.73	x
Median EBITDA[6]	$33.7 million		$32.8 million

As of June 30, 2022, investments on non-accrual status represented 1.5% and 3.6% of the total investment portfolio at fair value and amortized cost, respectively.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2022, the Company had $947.5 million of total principal amount of debt outstanding, comprised of $743 million of outstanding borrowings under its senior secured credit facilities and $205 million of unsecured notes and term loans. The combined weighted average interest rate on debt outstanding was 4.3% for the quarter ended June 30, 2022. As of June 30, 2022, the Company had $57 million in cash and short-term investments and $82 million available under its financing arrangements.2

EARNING CONFERENCE CALL

CION will host an earnings conference call on Thursday, August 11, 2022 at 11:00 am Eastern Time to discuss its financial results for the second quarter ended June 30, 2022. Please visit the Investor Resources - Events and Presentations section of the Company’s website at www.cionbdc.com for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or listen via the live webcast, which can be accessed by clicking the following link: CION Investment Corporation Second Quarter 2022 Financial Results Webcast. Domestic callers can access the conference call by dialing (877) 445-9755. International callers can access the conference call by dialing +1 (201) 493-6744. All callers are asked to dial in approximately 10 minutes prior to the call. An archived replay will be available on a webcast link located in the Investor Resources - Events and Presentations section of CION’s website.

ENDNOTES

1)	The discussion of the investment portfolio excludes short-term investments.

2)	Total debt outstanding excludes netting of debt issuance costs of $7.8 million and $7.6 million as of June 30, 2022 and March 31, 2022, respectively.

3)	The fixed versus floating composition has been calculated as a percentage of performing debt investments measured on a fair value basis, including income producing preferred stock investments and excludes investments, if any, on non-accrual status.

4)	Computed based on the (a) annual actual interest rate or yield earned plus amortization of fees and discounts on the performing debt and other income producing investments as of the reporting date, divided by (b) the total performing debt and other income producing investments (excluding investments on non-accrual status) at amortized cost. This calculation excludes exit fees that are receivable upon repayment of the investment.

5)	For a particular portfolio company, we calculate the level of contractual indebtedness net of cash (“net debt”) owed by the portfolio company and compare that amount to measures of cash flow available to service the net debt. To calculate net debt, we include debt that is both senior and pari passu to the tranche of debt owned by us but exclude debt that is legally and contractually subordinated in ranking to the debt owned by us. We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual rights of repayment of the tranche of debt owned by us relative to other senior and junior creditors of a portfolio company. We typically calculate cash flow available for debt service at a portfolio company by taking EBITDA for the trailing twelve-month period. Weighted average net debt to EBITDA is weighted based on the fair value of our performing debt investments and excluding investments where net debt to EBITDA may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

For a particular portfolio company, we also calculate the level of contractual interest expense owed by the portfolio company, and compare that amount to EBITDA (“interest coverage ratio”). We believe this calculation method assists in describing the risk of our portfolio investments, as it takes into consideration contractual interest obligations of the portfolio company. Weighted average interest coverage is weighted based on the fair value of our performing debt investments, excluding investments where interest coverage may not be the appropriate measure of credit risk, such as cash collateralized loans and investments that are underwritten and covenanted based on recurring revenue.

Portfolio company statistics, including EBITDA, are derived from the financial statements most recently provided to us for each portfolio company as of the reported end date. Statistics of the portfolio companies have not been independently verified by us and may reflect a normalized or adjusted amount.

6)	Median EBITDA is calculated based on the portfolio company's EBITDA as of our initial investment.

CĪON Investment Corporation

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	June 30, 2022	March 31, 2022
	(unaudited)	(unaudited)
Assets
Investments, at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,660,187 and $1,576,679, respectively)	$1,601,753	$1,533,188
Non-controlled, affiliated investments (amortized cost of $131,439 and $144,704, respectively)	113,554	130,934
Controlled investments (amortized cost of $84,347 and $83,702, respectively)	90,145	91,175
Total investments, at fair value (amortized cost of $1,875,973 and $1,805,085, respectively)	1,805,452	1,755,297
Cash	42,542	17,500
Interest receivable on investments	21,962	21,298
Receivable due on investments sold and repaid	2,713	7,303
Prepaid expenses and other assets	2,112	3,618
Total assets	$1,874,781	$1,805,016

Liabilities and Shareholders' Equity
Liabilities
Financing arrangements (net of unamortized debt issuance costs of $7,849 and $7,636, respectively)	$939,651	$867,364
Payable for investments purchased	11,635	—
Accounts payable and accrued expenses	1,194	862
Interest payable	5,603	3,173
Accrued management fees	6,839	6,655
Accrued subordinated incentive fee on income	4,091	4,133
Accrued administrative services expense	530	376
Total liabilities	969,543	882,563

Commitments and contingencies

Shareholders' Equity
Common stock, $0.001 par value; 500,000,000 shares authorized;
56,958,440 shares issued and outstanding for both periods	57	57
Capital in excess of par value	1,059,989	1,059,989
Accumulated distributable losses	(154,808)	(137,593)
Total shareholders' equity	905,238	922,453
Total liabilities and shareholders' equity	$1,874,781	$1,805,016
Net asset value per share of common stock at end of period	$15.89	$16.20

CĪON Investment Corporation

Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,		Year Ended December 31,
	2022	2021	2022	2021	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Investment income
Non-controlled, non-affiliated investments
Interest income	$31,749	$30,167	$62,743	$56,269	$119,792
Paid-in-kind interest income	4,613	3,853	9,219	9,988	17,306
Fee income	2,554	880	3,503	1,813	5,927
Dividend income	—	91	46	173	366
Non-controlled, affiliated investments
Interest income	1,545	1,041	2,568	2,442	4,961
Paid-in-kind interest income	874	1,056	2,319	1,879	3,160
Fee income	13	—	506	—	—
Dividend income	53	933	53	1,760	5,576
Controlled investments
Interest income	1,742	—	3,869	—	260
Paid-in-kind interest income	409	—	—	—	—
Total investment income	43,552	38,021	85,235	74,324	157,348
Operating expenses
Management fees	6,839	8,243	13,494	16,026	31,143
Administrative services expense	781	697	1,501	1,381	3,069
Subordinated incentive fee on income	4,091	—	8,224	—	6,875
General and administrative	1,712	2,563	3,934	5,241	9,805
Interest expense	10,841	7,828	19,300	15,376	31,807
Total operating expenses	24,264	19,331	46,453	38,024	82,699
Net investment income before taxes	19,288	18,690	38,782	36,300	74,649
Income tax expense, including excise tax	—	4	11	15	342
Net investment income after taxes	19,288	18,686	38,771	36,285	74,307
Realized and unrealized gains (losses)
Net realized gains (losses) on:
Non-controlled, non-affiliated investments	180	445	208	471	(4,100)
Non-controlled, affiliated investments	—	—	(97)	(1,080)	8,010
Controlled investments	—	—	—	(3,067)	(3,067)
Foreign currency	—	(4)	—	(11)	(3)
Net realized gains (losses)	180	441	111	(3,687)	840
Net change in unrealized (depreciation) appreciation on:
Non-controlled, non-affiliated investments	(17,482)	5,957	(24,977)	25,195	25,566
Non-controlled, affiliated investments	(1,577)	2,885	(5,357)	16,823	7,261
Controlled investments	(1,675)	—	(1,925)	3,067	10,790
Net change in unrealized (depreciation) appreciation	(20,734)	8,842	(32,259)	45,085	43,617
Net realized and unrealized (losses) gains	(20,554)	9,283	(32,148)	41,398	44,457
Net (decrease) increase in net assets resulting from operations	$(1,266)	$27,969	$6,623	$77,683	$118,764
Per share information—basic and diluted(1)
Net (decrease) increase in net assets per share resulting from operations	$(0.02)	$0.49	$0.12	$1.37	$2.09
Net investment income per share	$0.34	$0.33	$0.68	$0.64	$1.31
Weighted average shares of common stock outstanding	56,958,440	56,747,687	56,958,440	56,750,588	56,808,960

(1) The Company completed a two-to-one reverse stock split, effective as of September 21, 2021. The weighted average shares used in the computation of the net (decrease) increase in net assets per share resulting from operations and net investment income per share reflect the reverse stock split on a retroactive basis.

ABOUT CION INVESTMENT CORPORATION

CION Investment Corporation is a leading publicly listed business development company that had approximately $1.9 billion in total assets as of June 30, 2022. CION seeks to generate current income and, to a lesser extent, capital appreciation for investors by focusing primarily on senior secured loans to U.S. middle-market companies. CION is advised by CION Investment Management, LLC, a registered investment adviser and an affiliate of CION. For more information, please visit www.cionbdc.com.

FORWARD-LOOKING STATEMENTS

This press release may contain forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “project,” “target,” “estimate,” “intend,” “continue,” or “believe” or the negatives thereof or other variations thereon or comparable terminology. You should read statements that contain these words carefully because they discuss CION’s plans, strategies, prospects and expectations concerning its business, operating results, financial condition and other similar matters. These statements represent CION’s belief regarding future events that, by their nature, are uncertain and outside of CION’s control. There are likely to be events in the future, however, that CION is not able to predict accurately or control. Any forward-looking statement made by CION in this press release speaks only as of the date on which it is made. Factors or events that could cause CION’s actual results to differ, possibly materially from its expectations, include, but are not limited to, the risks, uncertainties and other factors CION identifies in the sections entitled “Risk Factors” and “Forward-Looking Statements” in filings CION makes with the SEC, and it is not possible for CION to predict or identify all of them. CION undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

OTHER INFORMATION

The information in this press release is summary information only and should be read in conjunction with CION’s Quarterly Report on Form 10-Q, which CION filed with the SEC on August 11, 2022, as well as CION’s other reports filed with the SEC. A copy of CION’s Quarterly Report on Form 10-Q and CION’s other reports filed with the SEC can be found on CION’s website at www.cionbdc.com and the SEC’s website at www.sec.gov.

CONTACTS

Media

Alexander Cavalieri

acavalieri@cioninvestments.com

Investor Relations

1-800-343-3736

Analysts and Institutional Investors

Lena Cati

The Equity Group

lcati@equityny.com

212-836-9611